Exhibit 99.1

Longevity Acquisition Corporation To Extend Period to Consummate Acquisition

Shanghai, China, August 21, 2019 — Longevity Acquisition Corporation (the “Company” or “Longevity”) (NASDAQ: “LOACU”) today announced that the Company’s sponsor, Whale Management Corporation (the “Sponsor”), has notified the Company that the Sponsor has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $400,000, representing $0.10 per public share, in order to extend the period of time the Company has to consummate a business combination by three months to November 27, 2019.

The Sponsor will have the option, but no obligation, to extend such term an additional two times, each by an additional three months, up to May 27, 2020, by depositing an aggregate of an additional $800,000 into the Trust Account, representing an additional $0.20 per public share, in connection with such additional extensions.

About Longevity

Longevity Acquisition Corporation is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. For further information, please refer to Longevity’s filings on the U.S. Securities and Exchange Commission (“SEC”).

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s annual report on Form 10-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Longevity Acquisition Corporation

Matthew Chen

+ (86) 21-60832028

mchen@lonacq.com